EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Timberline Issues Shares for Talapoosa Option Payment

Coeur d’Alene, Idaho – April 13, 2017 – Timberline Resources Corporation (OTCQB: TLRS; TSX-V: TBR) (“Timberline” or the “Company”) announced that it has received approval from the TSX Venture Exchange and issued one million common shares to American Gold Capital US Inc. (“AGC”), a subsidiary of Gunpoint Exploration Ltd., in satisfaction of the Company’s share portion of the option payment for its Talapoosa gold project in Lyon County, Nevada.  The stock payment was made pursuant to the terms of the amended option agreement which permits the Company to acquire 100% of the Talapoosa gold project (the “Amended Option Agreement”).

As previously announced, Timberline’s focus is on finalizing the on-going metallurgical studies and preparations for initial drill testing of the resource expansion target areas at Talapoosa and exploration on the adjacent Appaloosa zone (see Press Releases dated December 7, 2016, and January 31, 2017).

About Timberline Resources

Timberline Resources Corporation is focused on advancing district-scale gold exploration and development projects in Nevada, including its Talapoosa project in Lyon County where the Company has completed and disclosed a positive preliminary economic assessment.  Timberline also controls the 23 square-mile Eureka project lying on the Battle Mountain-Eureka gold trend.  Exploration potential occurs within three separate structural-stratigraphic trends defined by distinct geochemical gold anomalies.  Timberline also owns the Seven Troughs property in northern Nevada, known to be one of the state's highest grade, former producers.

Timberline is listed on the OTCQB where it trades under the symbol "TLRS" and on the TSX Venture Exchange where it trades under the symbol "TBR".

Forward-looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the Company’s focus, finalizing on-going metallurgical studies, preparations for drilling, resource expansion, exploration of the Appaloosa zone, advancement of projects, and exploration potential.  When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," “target”, "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks related to changes in the Company’s business resulting in changes in the use of proceeds, and other such factors, including risk factors discussed in the Company's Annual Report on Form 10-K for the most recent fiscal year ended September 30.  Except as required by law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

For Further Information Please Contact:

Steven A. Osterberg

President and CEO

Tel:   208-664-4859

E-mail:  info@timberline-resources.com

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